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EXHIBIT 10.73

                 ALASKAN COOK INLET CRUDE OIL PURCHASE AGREEMENT
                         WEST SIDE COOK INLET CRUDE OIL

Forest Oil Corporation, ("Forest"), a New York corporation, whose principal offices are located at 1600 Broadway, Suite 2200, Denver, Colorado 80202, and Tesoro Alaska Company ("Tesoro"), a Delaware corporation, whose principal offices are located at 300 Concord Plaza Drive, San Antonio, Texas 78216 enter into this Agreement whereby Forest agrees to sell; and Tesoro agrees to buy Merchantable Crude Oil under the following terms and conditions. Tesoro and Forest are each a "Party" and collectively are the "Parties" to this Crude Oil Purchase Agreement (the "Agreement").

1) MERCHANTABLE CRUDE OIL

     a) Applicable Merchantable Crude Oil. This Agreement covers:

          i) All of Forest's owned or controlled Alaskan Cook Inlet crude oil ("ACI") available at the Drift River Terminal, and in amounts equivalent to 100% of that crude oil produced from all of Forest's owned or controlled interest in leases located on the west side of the Cook Inlet. The parties acknowledge that current production is approximately 13,000 barrels of oil per day. The ACI sold hereunder shall include crude oil produced from Forest's Redoubt Shoal (Osprey Platform) facilities ("Redoubt Shoal ACI"), together with Forest's ACI produced from other facilities ("Non-Redoubt Shoal ACI").

          ii) The State of Alaska's royalty share and Over Riding Royalty Interest Owners share (ORRI) of ACI produced by Forest, unless the State and/or ORRI owners elect to take their share of the production in kind.

     b) Volumes Allowed Under Contract. Forest shall deliver and Tesoro shall receive all of Forest's ACI production which Forest is able to make available and deliver to Tesoro at the Cook Inlet Pipeline, Inc. operated Christy Lee Loading Facility of the Drift River Terminal (the "Delivery Point"). However, unless mutually agreed to the contrary, the maximum annual quantity of ACI allowed to be delivered by Forest to Tesoro under this Agreement at the Delivery Point shall never exceed the lesser of i.) Forest's annual average proportionate share of all ACI produced or ii.) the annual average of 40,000 bbls/day.

     c) Measurements. Quantities of ACI delivered to Tesoro's vessels hereunder shall be determined from tank gauges at the Drift River Terminal. Volume and gravity of such quantities shall be adjusted to corresponding volume and gravity at 60 degrees Fahrenheit, net of BS&W and free water, in accordance with the latest ASTM-IP Petroleum Measurement Tables then in effect. Each Party shall have the right to have a


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representative present to witness all measurements. However, in the absence of either Party's representative, the measurements of the other Party shall be deemed to be correct. The volume of Redoubt Shoal ACI included within each lifting will be calculated by Cook Inlet Pipe Line Company, who shall determine the volume of Redoubt Shoal ACI injected into the pipeline from the production platform and calculate the ratio of Redoubt Shoal ACI to Non-Redoubt Shoal ACI in the pipeline and storage tanks in the terminals on each day. This ratio will then be used to calculate a running daily inventory of Redoubt Shoal ACI in the terminal, and the amount of Non-Redoubt Shoal ACI in the terminal. Each lifting shall be deemed to include the same proportion of Redoubt Shoal ACI and Non-Redoubt Shoal ACI as is contained in the terminal inventory on the date of lifting. Tesoro and Forest shall have the right to audit these calculations at any time during normal business hours that Tesoro and Forest deem appropriate, but in no event more often than once every six (6) months. In the event that Cook Inlet Pipe Line Company does not provide the above calculations, then the actual Redoubt Shoal ACI production for the number of days between each lifting will be deemed to be the first barrels of ACI loaded each lifting.

     d) Quality of ACI to be Delivered. ACI sold under this Agreement shall be subject to the Quality Specifications defined in the Cook Inlet Pipeline Tariff, as approved by the Regulatory Commission of Alaska ("RCA"), provided, however, BS&W may not exceed 0.5% by volume without approval, prior to loading, by Tesoro. The quality definition establishes a minimum standard of acceptability for delivery hereunder, but does not constitute a pricing criterion. If, as the result of actions by a producer or operator other than Forest, crude is delivered to Drift River that causes the aggregate blend of ACI available for delivery at the Drift River Terminal to exceed 0.5% BS&W, then Tesoro will accept Forest's share of said blend with no pricing adjustment to the extent that Tesoro accepts said blend with no price adjustment from other sellers of ACI.

     e) Obligation of Tesoro to Take ACI. Tesoro is obligated to purchase all allowed ACI volumes, as defined in Section l)b) above, delivered by Forest to the Delivery Point during the term of this Agreement. Except in the event of Force Majeure, as hereinafter defined in paragraph term (8), if Tesoro fails to purchase the allowed ACI volumes specified under this Agreement, Tesoro shall be deemed in default, and while such default continues to exist, Forest may, at its sole option, terminate this Agreement or make alternative sales arrangements for all or any part of its ACI.

     f) Liftings, Crude Oil Scheduling, and Nominations. It is the responsibility of Tesoro to comply with the rules and regulations regarding the delivery of ACI to vessels of Cook Inlet Pipeline, Drift River Terminal, and other transportation pipelines, marine vessels, and marine authorities. It is the responsibility of Tesoro to make best efforts to schedule and manage its liftings at Drift River Terminal and other pipeline facilities so that flow of ACI into the transportation systems is not interrupted.


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     g) Delivery of ACT and Title. Delivery of ACI shall be made at the designated Delivery Point. Title to, responsibility for, and risk of loss shall pass from Forest to Tesoro as the ACI passes through the inlet flange of Tesoro's receiving vessel at the Delivery Point.

2) TERM AND ASSIGNMENT

     a) Term. The term shall commence on January 1, 2003, and shall continue through December 31, 2004.

     b) Automatic Extension. This Agreement shall automatically extend in one-year intervals after the initial term of the Agreement unless notice of cancellation at least 60 days in advance of the annual expiration date is provided in writing by either Party by Certified Return Receipt U.S. Mail.

     c) Assignment of Agreement by Tesoro. Tesoro may not assign this Agreement without the written consent of Forest, which consent shall not be unreasonably withheld.

     d) Assignment of Agreement by Forest. Forest may not assign this Agreement without the written consent of Tesoro, which consent shall not be unreasonably withheld.

3)   PRICE

     a) Redoubt Shoal ACI. The price for each delivery of Redoubt Shoal ACI made during each Calendar month hereunder shall be equal to the simple arithmetic average of the published daily (weekends and holidays shall be excluded in calculating the average) New York Mercantile Exchange ("NYMEX") Settlement Prices for Light Sweet Crude Oil delivered at Cushing, Oklahoma (WTI) for the applicable front month NYMEX Contract published each business day in the calendar month of delivery hereunder ("Index Price"), subject to the following adjustments:

          i) a deduction for a NYMEX WTI to West Coast Alaskan North Slope ("ANS") location and quality adjustment (the "ANS Adjustment") equal to the difference between the calendar month average for the published NYMEX WTI front month settlement and the calendar month average of the Midpoint of the Platt's published postings for West Coast ANS (the "ANS Midpoint"). The ANS Midpoint shall be calculated from the ANS (Calif) high and low prices set forth on page 171 of Platt's electronic feed. The minimum ANS Adjustment will be a deduction of $1.715/barrel; (for example, if the published calendar month average NYMEX WTI to ANS Midpoint differential is $1.25/bbl, the price for delivery of ACI in that calendar month will use an ANS Adjustment of $1.715/bbl. If the published calendar average NYMEX WTI to ANS Midpoint differential is $2.00/bbl, the price for delivery of ACI in that calendar month will use an ANS Adjustment of $2.00/bbl.)

          ii) a deduction adjusting for Redoubt Shoal ACI quality to ANS quality of $0.45 per barrel;


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          iii) a deduction for a transportation and shipping allowance, currently $1.184/barrel, which shall be escalated annually commencing January 1, 2004 by 5 00 percent (5.0%);

          iv) a deduction for the Cook Inlet Spill Plan Response Inc. (CISPRI) operating expense incurred by Tesoro (hereafter referred to as the "CISPRI Allowance") which is initially $0.1607/Bbl until April 1, 2003 and $0.1620/bbl until April 1, 2004, and to be adjusted on April 1, 2004 and annually thereafter, based upon changes in operating expenses and volumes allocated to Tesoro by CISPRI during the prior Calendar year ("P Year") from the next preceding Calendar year ("P-l Year"). The annually revised CISPR1 Allowance shall be computed by multiplying the CISPRI Allowance in effect at the end of the P Year by a factor, calculated as follows:

the fraction of the CISPRI operating expense ('COE') for the P Year divided by the COE for the P-1 Year, divided by the product of [the fraction of the annual volume of ACI production ('WSPV') for the P Year shipped under this Agreement, divided by the annual volume of WSPV for the P-l Year, multiplied by the fraction of the annual volume of CISPRI weighted barrels ('CWBV') for the P Year divided by the annual volume of CWBV for the P-1 Year] as shown in the following formula:

                        P Year COE         P Year WSPV       P Year CWBV
     P Year CISPRI X (--------------) / (--------------- X ---------------)
                      P - 1 Year COE     P - 1 Year WSPV   P - 1 Year CWBV

For example, if on April 1, 2003, the following figures were correct:

2001 CISPRI Operating Expense (P-1 COE)              $ 6,619,590
2002 CISPRI Operating Expense (P Year COE)           $ 6,736,716
2001 Total ACI Production Shipped (P-l Year WSPV)      9,151,940 bbls
2002 Total ACI Production Shipped (P Year WSPV)        8,555,291 bbls
2001 Total CISPRI Weighted Barrels (P-l Year CWBV) 38,341,100 bbls 2002 Total CISPRI Weighted Barrels (P Year CWBV)= 41,400,500 bbls

Then in this example the revised CISPRI allowance for April 2003 through April 2004 would be calculated as follows:

          $6,736,716   $8,555,940   41,400,500
$0.1607 X(----------)/(---------- X ----------) = $0.1607 X 1.0081 = $0.1620/bbl
          $6,619,590   $9,151,940   38,341,100

          v) a deduction for Tesoro's transportation of Seller's Redoubt Shoal ACI through the Kenai Pipeline (KPL), which includes all Nikiski Port, dock, unloading, and transfer fees if any, deemed to be to the published tariff of KPL approved by the RCA, (currently S0.059/Bbl) or the current approved version of the KPL tariff,

     b) Non-Redoubt Shoal ACI The price for each delivery of Non-Redoubt Shoal ACI, made during each Calendar month hereunder shall be the Index Price, subject to the following adjustments:


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          i) a deduction for the ANS Adjustment, calculated as set forth in section 3)a)i), above.

          ii) an addition adjusting for Non-Redoubt Shoal ACI quality to ANS West Coast quality of $0.995 per barrel;

          iii) a deduction for transportation and shipping allowance, initially to be $1.184/barrel, which shall be escalated annually commencing January 1, 2004 by 5.00 percent (5.0%);

          iv) a deduction for the CISPRI Allowance, calculated as set forth in section 3)a)iv), above:

          v) a deduction for Tesoro's transportation of Seller's Non-Redoubt Shoal ACI through the Kenai Pipeline (KPL), which includes all Nikiski Port, dock, unloading, and transfer fees if any, deemed to be to the published tariff of KPL approved by the RCA, currently $0.059/Bbl or the current approved version of the KPL tariff,

     c) Allocation For Pricing. Each lifting of crude oil may include both Redoubt Shoal ACI and Non-Redoubt Shoal ACI. Deliveries of Redoubt Shoal ACI and Non-Redoubt Shoal ACI within such lifting shall be determined pursuant to the allocation procedures set forth in Paragraph l(c) above, and the applicable price shall be paid accordingly for those delivered volumes.

     d) Taxes. Forest shall be responsible for paying all taxes owed on sale of ACI hereunder, or on production or handling of ACI prior to delivery. Tesoro shall be liable for all taxes on sale, processing, transportation or handling of ACI after delivery.

4) CONTRACT PRICE REOPENER PROVISIONS

     The Parties agree to enter into good faith negotiations to establish a new pricing formula for Deliveries of Redoubt Shoal ACI and/or Non Redoubt Shoal ACI under the circumstances set forth below. The Parties agree to share relevant information in such negotiations and to cooperate in good faith, provided however, that each Party shall have the right to take reasonable steps to preserve the confidentiality of trade secrets or proprietary information.

          i) Quality Change. If the quality of either Redoubt Shoal ACI or Non-Redoubt Shoal ACI materially changes, or if a new stream delivered By Forest with materially different quality, is introduced to the common stream, a party may request renegotiation of the applicable price to reflect the net change in value of that ACI attributable to such change in quality. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the price, then, at any time thereafter either Party may terminate this Agreement upon 30 days written notice.

          ii) Trading Cessation. If the NYMEX ceases to publish front month WTI contracts or changes its assumptions, methods, or reference points for such published front month


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contracts, the Parties shall agree upon a substitute front month contract that reflects prices equivalent to those contemplated hereby, with such adjustments as might be necessary to correlate the Index Prices to the equivalents of the Index Prices specified herein. If Platt's ceases to publish West Coast ANS postings, then the Parties shall agree upon a substitute reference point, with such adjustments as might be necessary to correlate the ANS Midpoint to the equivalent price references specified herein. If the Parties cannot reach agreement within 30 days of such a request to renegotiate such changed reference prices, then, at any time thereafter either Party may terminate this Agreement upon 30 days written notice.

          iii) Volume Reduction. If the entire volume of ACI production being shipped from the Drift River terminal should decline to a level less than 9,000 barrels per day, where Tesoro in good faith determines that it becomes uneconomic for it to continue purchasing such ACI production at the prices specified herein, Tesoro may propose a new pricing formula to be used to reflect the economic value to Tesoro of such reduced volumes of production. The Parties shall then negotiate in good faith to agree upon a price that reflects the economic value of the reduced volumes of Forest's ACI production under the conditions then existing. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the pricing formula, then either Party may terminate this Agreement upon 30 days notice.

          iv) CISPRI Changes. If the CISPRI organization fundamentally changes the manner in which it allocates operating expenses or materially changes the CISPRI Weighted Barrel methodology, the Parties shall agree upon a substitute formula that correctly reflects the cost of CISPRI operating expenses allocated to the volume of ACI delivered under this contract. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the CISPRI Allowance, then, at any time thereafter either Party may terminate this Agreement upon 30 days written notice.

          v) Closure of the Tesoro Alaska Refinery. In the event of closure of the Tesoro Alaska refinery, the Parties shall negotiate in good faith a new pricing formula. If the Parties cannot reach agreement within 45 days of such a request to renegotiate the pricing formula, then, at any time thereafter either Party may terminate this Agreement upon 45 days written notice.

          vi) Volume Increase. If volumes of Forest's ACI production increase to a level above 24,000 barrels per day, either party may request a renegotiation of the pricing formula. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the price, then either Party may terminate this Agreement upon 30 days notice.

5) STATEMENTS, INVOICING, PAYMENT AND AUDIT

     a) Invoicing. Forest shall invoice Tesoro for the amount due Forest for ACI delivered during each calendar month by the tenth working day of the month following delivery. Such invoice shall specify the financial institution and wire transfer number for the account to which payment shall be made.


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     b) Payment. Tesoro shall make payment by wire transfer to the financial institution and account designated by Forest, no later than the twentieth (20th) day of the month in which the invoice is received, or within ten days of receipt of Forest's invoice, whichever is later. Payment shall be made in immediately available U.S. Dollars. Payments due on Saturdays or U.S. bank holidays (other than Mondays) shall be made on the preceding business day; payments due on Sundays or Monday bank holidays shall be made on the following business day. Late payments shall accrue interest at a rate equal to the prime rate of JPMorgan Chase Bank plus two points or the maximum interest allowed by the State of Alaska, whichever is lower.

     c) Default. If payment is not received in accordance with these terms, Tesoro shall be considered in default. In such event, upon five (5) days written notice to Tesoro, Forest shall have all rights under law, and, in addition, until payment is made in full of all amounts due, plus applicable interest, Forest may cease deliveries to Tesoro under this Agreement and make alternate arrangements for all or part of the production or terminate this Agreement.

     d) Creditworthiness. In the event either Party makes an assignment for the benefit of creditors or any general arrangement with creditors, or if there are instituted by or against either Party proceedings in bankruptcy or under any insolvency law or law for reorganization, receivership or dissolution, the other Party may withhold shipments or terminate this Agreement without notice, provided however, that any involuntary bankruptcy proceedings against a Party shall not be grounds for termination of this Agreement if such proceedings are withdrawn or rejected by the Court within 60 days of the filing thereof. The exercise by either Party of any right under this Section shall be without prejudice to any claim for damages, offset, recoupment or any other right under this Agreement or applicable law. If at any time during the term of this Agreement, the financial responsibility of Tesoro becomes impaired or unsatisfactory to Forest (however evidenced), then in such case either advance payment, properly endorsed negotiable bills of lading, a letter of credit or other satisfactory security shall be given upon demand, and performance hereunder may be withheld by Forest until such payment, bills of lading, letter of credit or other security is received. If such payment, bills of lading, letter of credit or other security is not received by Forest within five (5) days from demand therefor, then Forest may immediately and without notice terminate this Agreement.

     e) Audit, Errors and Corrections. A Party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement. This examination right shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. In the event errors and corrections are identified, both parties will promptly work to quantify such errors and corrections. All invoices and billings shall be conclusively presumed final and accurate unless objected to in writing, with adequate explanation and/or documentation, within two years after the date of invoice. All retroactive adjustments shall be paid in full by the party owing payment within 30 days of notice and substantiation of such inaccuracy.


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6) CONFIDENTIAL INFORMATION

     a) The information contained in this Agreement, including without limitation the term, volume, price, and duration, is commercially sensitive information and could be used by competitors to the detriment of one or both Parties. Neither Party shall disclose any of the terms of this Agreement to third parties without the prior written consent of the other Party, unless said disclosure is being made to the State of Alaska, financial institutions, third parties with whom either Party may be engaged in negotiations for a sale or farmout, auditors, consultants, or as required by law or governmental authority. In either case, the party required or desiring to disclose information will notify the other party at the earliest practical date so the nondisclosing party may take whatever steps it deems appropriate to prevent the disclosure, and the Parties shall reasonably cooperate with each other to prevent disclosure or to mitigate any adverse consequences that might arise by reason of any such disclosure.

     b) Notwithstanding anything herein to the contrary, any Party (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the "Transactions") and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

7) NOTICES AND ADDRESSES

     All contractual notices shall be made as follows:

                         If to Forest:
                             Forest Oil Corporation
                            1600 Broadway, Suite 2200
                              Denver, Colorado 80202
                              Phone (303) 812-1460, Fax (303) 812-1599
                              Attn: Manager Oil & Gas Marketing

                         If to Tesoro:
                              Tesoro Alaska Company
                              C/O Tesoro Refining and Marketing
                             300 Concord Plaza Drive
                            San Antonio, Texas 78216
                    Phone (210) 283-2426, Fax (210) 283-2031

                              Attn: Manager Canadian/P.N.W. Crude Supply


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     All operational notices shall be made as follows:

                         If to Forest:
                             Forest Oil Corporation
                             310 K Street, Suite 700
                          Anchorage, Alaska 99503-3418
                       (907) 561-5521, Fax (907) 561-3887

                                Attn: Ken Griffin
                                    Planning Manager

                         With a copy to:
                             Forest Oil Corporation
                            1600 Broadway, Suite 2200
                              Denver, Colorado 80202
                              (303) 812-1460, Fax (303) 812-1599

                              Attn: Manager Oil & Gas Marketing

                         If to Tesoro:
                              Tesoro Alaska Company
                              C/O Tesoro Refining and Marketing
                             300 Concord Plaza Drive
                            San Antonio, Texas 78216
                    Phone (210) 283-2426, Fax (210) 283-2031

                              Attn: Manager Canadian/P.N.W. Crude Supply

                         With a copy to:
                              Attn: VP, Crude Oil Supply, and
                                    Alaska Crude Oil Scheduler

8) FORCE MAJEURE

     a) In the event either Party, by reason of an event of Force Majeure is rendered unable, wholly or in part to perform its obligations under this Agreement (other than its obligation to pay money), then upon said Party giving notice and particulars of such event, its obligation to perform shall be superseded or correspondingly reduced during the continuance of any inability so caused, but in no greater amount than required by the event and such event shall, so far as possible, be remedied with all reasonable and prompt dispatch. For purposes of this Agreement, Force Majeure shall include constraints involving the functioning of any pipelines, marine vessel(s) or facility which belongs to Tesoro or its transporter.


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     b) The term "Force Majeure" as used herein, shall include by way of example and not limitation, acts of God, natural catastrophes, acts of the public enemy, strikes, lockouts or industrial disputes or disturbances, civil disturbances, breakage or accident to machinery or lines of pipes, interference or regulation by public bodies or officers acting under claims of authority, or any other cause whether or not similar to the foregoing, beyond the reasonable control of the Party so unable to perform. Settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of the Party having the difficulty and the above requirements that any force majeure event must be remedied with all reasonable dispatch do not require that a Party experiencing strikes, lockouts, or other labor disputes must accede to any demand of opposing persons when such course is inadvisable in the sole discretion of the Party experiencing said difficulty.

     c) Should Tesoro be unable to take delivery of Forest's ACI by reason of Force Majeure, Forest shall have the right to sell all or part of its ACI volumes during said suspended period. Tesoro further agrees to cooperate and assist Forest during the transition of any alternate sales arrangement.

9) MISCELLANEOUS PROVISIONS

     a) Warranty: Forest warrants marketable title, free and clear of all taxes, claims, liens and encumbrance, to all ACI sold and delivered hereunder. Forest further warrants that the ACI sold and delivered hereunder will be marketable ACI of the type, grade and quality specified in Paragraph l(d) above. Except as specifically provided above, Forest makes no warranty whatsoever as the quality, fitness, suitability, conformity or merchantability of the ACI.

     b) Waiver Of Damages: Neither Party shall ever be liable for any special, consequential, incidental or indirect losses or damages resulting from the sale, purchase, exchange, transportation or delivery of ACI or for any punitive, exemplary or multiple damages, all of which damages are expressly excluded and limited under this Agreement.

     c) Applicable Law. The Parties agree the laws for the State of Alaska shall govern the interpretation and construction of this Agreement.

     d) Laws And Regulations: The Parties shall enter into this Agreement in reliance upon and shall fully comply with all applicable federal, state, and local laws, rules, regulations, decrees, and/or permits ("Regulations"), which directly or indirectly affect the ACI sold and delivered hereunder, or any delivery, transportation handling or storage of such ACI. Each Party shall be solely responsible for compliance with all Regulations associated with such Party's operations and facilities. In the event any provision of this Agreement, or any action or obligation imposed upon a Party hereby, shall at any time be in conflict with any requirement of a Regulation, then the provision, action or obligation so adversely affected shall immediately be modified to conform to the requirements of the Regulations, and all other provisions of this Agreement shall remain effective.


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     e) Section Heading. The Section headings in this Agreement are for convenience only, and do not purport to and shall not be deemed to define, limit, or extend the scope or intent of the section to which they pertain.

     f) Authority to Enter Agreement. Each Party covenants to the other Party that it has the legal authority, subject only to receipt of necessary approvals, to enter into and perform this Agreement and each obligation assumed by such party under this Agreement.

     g) Modifications. No modification, waiver or amendment of this Agreement shall be valid unless it is in writing and signed by the Parties. Waiver by either Party of performance of any obligations or any default by the other Party shall not operate as a waiver of performance of same or any other obligation or any future default.

     h) Agreement Not to Be Construed Against Either Party as Drafter. The Parties recognize this Agreement is the product of the joint efforts of the Parties and agree it shall not be construed against one Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting, or execution.

     i) Entirety Of Agreement. This Agreement shall constitute the entire understanding of the Parties relating to the sale of ACI specified therein and shall supersede any and all written or oral proposals, negotiations, and representations of the Parties prior to the execution thereof. If any portion of this Agreement should fail or be legally invalid or unenforceable, the remainder of this Agreement shall nevertheless survive and remain in full force and effect, and shall be construed to give effect of the intent of the Parties specified therein to the maximum extent legally possible.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

FOREST OIL CORPORATION                  TESORO ALASKA COMPANY


By: /s/ H. Craig Clark                  By: /s/ William T. Van Kleef
    ---------------------------------       ------------------------------------
Name: H. Craig Clark                        Name: William T. Van Kleef
Title: President and CEO                    Title: Executive Vice President
Date: September 17, 2003                    Date: September 17, 2003


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